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                          SECURITIES AND EXCHANGE COMMISSION
                                450 Fifth Street, N.W.
                               Washington, D.C.   20549

                                       FORM 15

               Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                    15(d) of the Securities Exchange Act of 1934.

                                                   Commission File No. 0-08350

                                    STAODYN, INC.
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                (Exact name of registrant as specified in its charter)



             1225 KEN PRATT BOULEVARD, LONGMONT, CO  80501 (303/449-2061)
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                    (Address, including zip code, and telephone
                    number, including area code, of registrant's
                            principal executive offices)

                             COMMON STOCK, PAR VALUE $.01
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              (Title of each class of securities covered by this Form)

                                         NONE
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                (Titles of all other classes of securities for which
                        a duty to file reports under Section
                              13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [x]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)        [ ]     Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)        [ ]

     Approximate number of holders of record as of the certificate or notice date: 957

     Pursuant to the requirements of the Securities Exchange Act of 1934, Staodyn, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 19, 1998            By: /s/ David B. Kaysen
                                    --------------------------------
                                    David B. Kaysen
                                    Chief Executive Officer
                                    Staodyn, Inc.